FOR IMMEDIATE RELEASE:	October 25, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274 Guerrant Associates Laura Guerrant-Oiye (808) 882-1467 lguerrant@guerrantir.com

AETRIUM REPORTS THIRD QUARTER 2011
FINANCIAL RESULTS

St. Paul, Minn (10/25/11)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2011. Consistent with the Company’s revised guidance, revenue for the third quarter was $1,459,000, down sequentially from $3,319,000 in the second quarter of 2011. Net loss for the third quarter was $2,817,000, or $0.26 per share, as compared to net loss for the second quarter of $599,000, or $0.06 per share.  The net loss for the third quarter included a charge for excess and obsolete inventories of $1,116,000 and a charge for workforce reduction of $268,000, which together contributed $0.13 per share to the Company’s net loss.

Recent Business Highlights:
•	Completed installation and began production evaluation of our VMAX test handler at a top-10 analog integrated device manufacturer (IDM).
•
Received a follow-on order for our ultra high accuracy electro-migration module for our reliability test system from one of our top-5 IDM customers, and made excellent progress in our evaluation of that module at another of our top-5 IDM customers.

•	Increased our backlog during the third quarter.

“Throughout the third quarter we experienced a shift in industry momentum as the demand for semiconductors softened,” noted John J. Pollock, Aetrium’s President and Chief Executive Officer.   “Despite this industry wide challenge, we continued to make good progress in further positioning ourselves through our product evaluation programs to make market share gains in both our test handler and reliability test product lines.  We also increased our bookings sequentially, which resulted in a higher backlog entering the fourth quarter than we had at the beginning of the third quarter.  Our reliability test product contributed significantly to the increase in backlog.

“According to industry analysts, these difficult industry conditions are likely to continue into at least the first part of 2012,” Mr. Pollock continued.  “We have reviewed the impact of this industry slowdown on sales we can expect of our legacy test handlers, resulting in the inventory charge indicated above. As we indicated previously, we have also addressed these challenging conditions by reducing our workforce by 15%, resulting in the workforce reduction charge indicated above, as well as by reducing our officer wages by up to 10%. These actions have reduced our expense structure by more than $1 million annually, while still maintaining an organization that can support our growth strategy of multiple product evaluations as well as respond effectively to the next industry upturn.

“Looking forward, our third quarter ending backlog positions us to improve our performance in the fourth quarter, although our results will depend on orders booked and shipped in the quarter, and our limited visibility prevents us from giving a more specific forecast at this time.”

Webcast:
On Tuesday, October 25, 2011, at 3:30 PM CDT (4:30 PM EDT), Aetrium will host a live Webcast of its 2011 third quarter conference call.  The Webcast will be available online and can be linked through Aetrium's website at www.Aetrium.com. An audio replay of the call will also be available at www.Aetrium.com for one year.

Certain matters in this news release are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

-Tables Follow-

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010

Net sales	$1,459	$4,957	$6,638	$14,591
Cost of goods sold (1)	2,125	2,679	5,054	7,922
Gross profit (loss)	(666)	2,278	1,584	6,669
Gross profit percent	-45.6%	46.0%	23.9%	45.7%

Operating expenses:
Selling, general and administrative (2)	1,245	1,433	3,617	4,110
Research and development (3)	913	841	2,142	2,350
Total operating expenses	2,158	2,274	5,759	6,460

Income (loss) from operations	(2,824)	4	(4,175)	209
Interest income	7	21	29	55
Income (loss) before income taxes	(2,817)	25	(4,146)	264
Income tax benefit (4)	-	-	-	57

Net income (loss)	$(2,817)	$25	$(4,146)	$321

Income (loss) per share:
Basic	$(0.26)	$0.00	$(0.38)	$0.03
Diluted	$(0.26)	$0.00	$(0.38)	$0.03

Weighted average common shares outstanding:
Basic	10,781	10,764	10,781	10,690
Diluted	10,781	10,844	10,781	10,849

(1)	Cost of goods sold for the three and nine months ended September 30, 2011 includes an excess and obsolete inventory charge of $1,116 and a workforce reduction charge of $57.

(2)
Selling, general and administrative expenses for the three and nine months ended September 30, 2011 includes a workforce reduction charge of $70. Selling, general and administrative expenses for the nine months ended September 30, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.

(3)	Research and development expenses for the three and nine months ended September 30, 2011 includes a workforce reduction charge of $141.

(4)	Income tax benefit for the nine months ended September 30, 2010 includes $57 related to a federal carryback claim filed in 2010 for a refund of Alternative Minimum Taxes paid in prior years.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$6,264	$10,033
Accounts receivable, net	592	862
Inventories - operations	7,485	7,358
Inventories - shipped equipment, subject to
revenue deferral	147	24
Other current assets	65	67
Total current assets	14,553	18,344

Property and equipment, net	121	98

Other asset	33	41

Total assets	$14,707	$18,483

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$520	$502
Other current liabilities	1,037	714
Total current liabilities	1,557	1,216

Noncurrent accrued liabilities	161	377

Shareholders' equity	12,989	16,890

Total liabilities and shareholders' equity	$14,707	$18,483